Exhibit 10.13

TDK MEDIACTIVE, INC.

&

TDK RECORDING MEDIA EUROPE S.A.

REPUBLISHING – MARKETING – DISTRIBUTION

AGREEMENT

VIDEO GAME AGREEMENT

This Agreement, made and entered into as of this 1st day of November, 2002, is by and between:

TDK Mediactive, Incorporated, a Delaware Corporation, and carrying on business at:

4373 Park Terrace Drive

Westlake Village, CA 91361

United States of America

Hereinafter referred as “TMA”

And

TDK Recording Media Europe S.A., a Luxembourg Corporation, and carrying on business at:

Z.I. Bommelscheuer

L-4902 Bascharage

Grand Duchy of Luxembourg

Hereinafter referred as “TRE”

WHEREAS:

TMA is engaged in licensing, creating, developing and marketing, is the sole and exclusive owner and/or licensee of Articles computer software products (hereinafter referred as “Articles”) specified in the First Schedule as attached hereto, and made a part hereof, including the documentation and operating manuals therefore.

TMA proposes extending the market for the Articles by granting to TRE the exclusive license to republish, market, distribute, sell and display copies of the same outside United States of America, within the countries (hereinafter referred as the “Territory”)

as set forth in the Second Schedule, which is made a part hereof, and in accordance with conditions as set forth herein and attached hereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, TRE and TMA agree as follows:

1.	GRANT OF RIGHTS/SERVICES

1.1	Subject to TRE making timely payment of the sums referred to in Article 3 and to TRE complying with its other obligations hereunder, TMA hereby grants to TRE the rights as specified hereunder:

1.1.1	Subject to the terms and conditions contained herein, the non-exclusive license for all Articles published by TMA during the Term of this Agreement and the sole and exclusive license in the Territory through normal retail channels throughout the Term to manufacture, duplicate, republish, adapt and amend the Articles proposed by TMA and accepted by TRE (as set forth in the First Schedule) and duplicate, republish, sell, market, display or distribute the localized versions of the Articles or the same (hereinafter the “Localized Versions”) in the relevant part of the Territory (as set forth in the Second Schedule) for home use only.
1.1.2	To market, distribute and sell Localized Versions or the Articles hereunder through on-line services for business-to-business operations (E-commerce) in the Territory.
1.1.3	Subject as herein expressly provided to advertise and publicize subject to TMA’s prior approval (as set forth in Clause 9.4) in the Territory the Localized Versions or the Articles and particularly but without limiting the generality of the foregoing and to the extent only that TMA has such rights to use (in the form provided by TMA to TRE only) the name, image, likeness, software characters, software animations and other elements of the Articles in connection with the advertising, publicizing and other exploitation of the Localized Versions or the Articles.

1.2	TMA shall not itself nor through agents or third parties knowingly publish, republish, manufacture, market, distribute, display, sell Localized Versions or Articles in the Territory while this Agreement is in force. TRE shall have the right to use, distribute or otherwise dispose of the Localized Versions or the Articles within the Territory. In no event shall TRE be permitted to sell, distribute or otherwise dispose of the Localized Versions or Articles outside of the Territory. For the avoidance of doubt TMA hereby acknowledges that there is a so-called “grey market” in software and that the availability of Localized Versions produced by TRE outside the Territory will not, of itself, constitutes a breach of this Agreement.

1.3	TMA shall not be liable to TRE for any loss or damage incurred as a result of any unauthorized republishing, manufacturing, marketing, distribution, displaying or of Articles in the Territory during the term of this Agreement

1.4	TMA grants to TRE the right to make such adaptations (pending original licensor approval) to the Articles as are necessary to develop Localized Versions of them and allow TRE to exercise its rights under Article 1 and without prejudice to the generality of the foregoing the right to use discs, manuals, CD’s and read only memories and the right to translate the Articles into any language approved by TMA. Adaptations mean also the right for TRE to adapt the Articles by making such changes as TRE deems appropriate to bring the Articles in line with the specific cultural requirements of each country within the Territory. However, in exercising its rights herein, TRE is not authorized to make any change to the function or content (audio and/or visual) of the Articles without the written consent of TMA (such consent not to be unreasonably withheld) except for necessary adaptations required by each localized language. All approvals shall be deemed given unless TRE is notified to the contrary within fifteen (15) calendar days of TMA receipt of localized adaptation requirements. Once given, approval shall be irrevocable.

1.5	TMA does not grant to TRE any rights under Article 1 to publish, republish, manufacture, market, distribute, sell, nor in any way use the Articles through time-sharing services or networks unless pre-approved by TMA.

1.6	In the event that TMA offers and TRE accepts any or all such further software product, it shall be regarded as a constituent part of this Agreement and added by amendment hereto and incorporated into the schedules herein accordingly.

2.	TERM

2.1	This Agreement shall enter into force the date set forth on the front page and shall continue for a period of twenty-four (24) months through 31 July 2004 (the “Term”).

2.2	It is understood by the parties that TMA’s license agreements are not indefinite and that from time to time licenses expire and in the event that a license expires prior to the expiration date herein, all terms and conditions of the original licensor will be adhered to. Notwithstanding, TMA shall use its best efforts to renegotiate with the original licensor the renewal or extension of such license agreements.

2.3	However, TMA hereby undertakes to provide TRE with a copy of its license agreements with original licensors in the purpose for TRE to be aware of the expiry dates of licenses.

2.4	Both parties shall use their best efforts to reach a mutual agreement on any disputes, controversies or differences which may arise between the parties, out of or in connection with this Agreement.

3.	MASTER DISK & TECHNICAL ASSISTANCE

3.1	TMA shall within fifteen (15) days upon availability of each gold master disk furnish TRE with one gold master disk of each Article and reproducible copies of all available file maintenance documentation, drawings, data, upgrade and “bug” lists that are necessary to enable TRE to republish, manufacture, market, distribute, sell and support the Articles. Each gold master disk delivered to TRE shall comply with the checklist mentioned in Third Schedule “Gold Master Disk & Technical Information” attached hereto.

3.2	TMA shall keep TRE fully informed of and issue TRE with any changes, additions or modifications to the master disk and to such documentation, drawings, data upgrade and “bug” lists that have affect on marketing, operations, performance, cost or support by furnishing TRE with one reproducible copy of the modified master disk, within a fortnight (14 days) of release of such revisions by TMA.

3.3	TMA shall use its best endeavor to assist TRE in the management and administration of all phases of localization integration when requested by TRE. TMA agrees to provide quality control of localized product for TRE with master licensors and technical assistance and expertise to authorized TRE localization developers throughout the world.

4.	CONSIDERATION AND ROYALTY

4.1	TRE shall pay to TMA a royalty (“Royalty”) percentage based upon European consolidated invoice price to the market. The Royalty percentage shall be specified as follows:

4.1.1	Twenty one point five percent (21.5%) of TRE’s consolidated invoice price for each Localized Version or Article in console platform sold by Licensee in the Territory,subject to a maximum royalty per unit of six US dollars and sixty cents ($6.60) (“Maximum Royalty”) on each Localized Versions or Articles sold.
4.1.2	Eight percent (8%) of TRE’s consolidated invoice price for each Localized Version or Article in handheld platform sold by Licensee in the Territory.

4.2	It is agreed that such Royalty payment shall be based on total invoiced sales less returns. For the avoidance of doubt no Royalties shall be payable on review, advertising, samples or other promotional copies that TRE may give away throughout the Territory.

4.3	Within ten (10) days after the closing of each month during the period this Agreement shall be in force and effect, TRE hereby undertakes to submit to TMA, even in case of no sales, a statement in writing, setting forth with respect to the preceding month:

(a)	The quantities of Localized Versions or Articles sold, returned or given away country by country;
(b)	The Royalty amount of each type of said Articles sold due to TMA and TMA will invoice according to report.
(c)	TRE shall pay the Royalty amount within thirty (30) days after TMA invoice date.

4.4	All payments to TMA referred to in this Agreement shall be effected by wire transfer in US dollar to TDK Mediactive, INC., account number:

WELL FARGO BANK, 8812 CORBIN AVENUE,

NORTHRIDGE, CALIFORNIA 91324, USA

Name of Account: TDK Mediactive, Inc., Business Checking Acct.

Account n°: 0747-563716 ABA Routing # 121-000248

4.5	All stamp duties, taxes and other similar levies originating from or in connection with the execution of this Agreement under Luxembourg law shall be borne by TRE. However, in the event that the government of a country imposes any income taxes on payments hereunder by TRE to TMA and requires TRE to withhold such tax from such payments, TRE may deduct such tax from such payments. In such event, TRE shall promptly furnish TMA with tax receipts issued by appropriate tax authorities so as to enable TMA to support a claim for credit against income taxes which may be payable by TMA in United States of America.

4.6	In order that the royalties and reports provided for in article 4 may be verified, TRE agrees to ensure that full, complete and accurate books and records shall be kept covering all sales or other disposals of Articles by TRE, for a period of two (2) years following each quarterly report.

4.7	It is agreed that the books and records of TRE may be audited from time to time, but not more than once in each calendar year, by an independent certified public accountant appointed by TMA and reasonably acceptable to TRE, to the extent necessary to verify the accuracy of the aforementioned statements and payments. Such inspection shall be completed at TMA’s own expense.

5.	INDEMNIFICATION

5.1	TMA hereby indemnifies TRE and shall hold TRE harmless from any loss, liability, damage, cost or expense arising out of any claims or suits which may be brought or made against TRE by reason of the breach by TMA of the warranties, intellectual property rights or representations as set forth in this Agreement.

5.2	TRE hereby indemnifies and agrees to hold TMA and its agents, servants, employees, officers and directors harmless from any loss, liability, damage, cost or expense arising out of any claims or suits which may be made against TMA by reason of or alleging any unauthorized or infringing use by TRE of any patent, process, trade secret, copyright or other similar property in connection with the Articles or the Trademarks covered by this Agreement or by reason of any alleged defects (design, manufacturing, handling or other) of the Articles or Localized Versions manufactured by TRE other than as a result of any breach of this Agreement by TMA.

6.	APPROVAL / QUALITY / SAMPLES

6.1	TRE agrees that the Localized Versions or Articles as well as all packaging, labels, press releases, advertising, promotion display or other material prepared in connection with the Articles (“Collateral Materials”), shall be of a similar standard and quality to that of the Articles delivered to TRE by TMA and shall ensure that all Localized Versions or Articles and the distribution thereof, comply with all applicable laws throughout the Territory.

6.2	TRE will send the golden masters for the Localized Versions (the “Golden Masters”) to TMA in a timely fashion to permit TMA to complete the acceptance described in this Article 6.2 prior to the initial publication of the localized language version. Acceptance shall be deemed NOT given unless TRE is notified to the contrary within fifteen (15) calendar days of TMA’s receipt of Golden Masters. The Golden Masters will be deemed acceptable when (i) they perform at a level of performance similar to that of the TMA title; and (ii) the changes in the Articles have been made in accordance with the requirements mentioned in Article 1. In addition to the Golden Masters, TRE will send samples of printed documentation, packaging and Collateral Material to TMA for approval in a timely fashion to permit TMA to review such materials such acceptance not to be unreasonably withheld. Acceptance shall be deemed given unless TRE is notified to the contrary within fifteen (15) calendar days of TMA’s receipt of such materials. Once given, approval shall be irrevocable. All such material submitted by TRE to TMA shall be at TRE’s expense.

6.3	TRE shall supply TMA with twenty-five (25) samples of each Article in each localized language produced, at the time of first distribution. A Republishing Fee shall not be payable on such samples. TMA may purchase additional samples (for promotional purposes) as reasonably necessary at TRE’s actual invoice price.

6.4	TMA may purchase from TRE localized language versions of Articles as authorized and produced hereunder at a reasonable price (such price shall include costs, sales expense and a reasonable margin) for direct sale outside the Territory. The License Fee shall not be payable on such purchases.

7.	ADVERTISING AND PROMOTIONAL ACTIVITIES

7.1	Advertising

TRE shall be entitled for the term of this Agreement and subject to the terms of TMA’s licensor, to realise advertising campaigns of the Localized Versions of Articles by printed media, radio and TV advertising throughout the Territory.

TRE has the right to use free of charge TMA’s name, image, likeness, software characters, software animations and other elements of the Articles for printed media, on-line, radio and TV advertising throughout the Territory.

TRE shall also be entitled to establish an Internet site (or create a page(s) in connection with TRE’s Internet site) subject in all respects to approval in accordance with Clause 7.4 below, containing information and advertising related to the Articles. Such on-line advertising and promotion may include extracts or short footages of the Video Game.

7.2	Promotional Activities

TRE shall be entitled for the term of this Agreement, subject to the terms and limitations of TMA’s licensor, to create marketing communication material and Press release to promote the Software throughout the Territory.

TRE shall be entitled to use, at its own expense, and subject to TMA’s pre-approval (such approval not to be unreasonably withheld), TMA’s name, image, likeness, software characters, software animations and other elements of the Articles for production of promotional items like posters, stickers, header cards, leaflets, catalogues, demos, demo disks and any other promotional item that TRE deems necessary for promotional activities.

TRE shall also be entitled to use software characters, software animations, demos and other elements of the software on TRE products in the purpose to promote the Articles.

7.3	Material

TMA will provide TRE, free of charge, with sufficient existing photographs, logos, software character pictures and software animations and other elements of the Articles for the purpose contemplated in clause 7.1 and 7.2. This material will be delivered to TRE forthwith upon delivery of each gold master disk.

TMA will provide TRE, free of charge, with necessary guidelines on material delivered to TRE in the purposes to allow TRE an appropriate usage of the material.

7.4	Approval

All material produced by TRE shall be submitted for TMA’s prior approval. All approvals shall be deemed not given unless Licensee is notified to the contrary within fifteen (15) calendar days of Licensor’s receipt of material. In the event that any request for approval is denied, Licensor shall give its reasons therefore and suggest how to alter same to make it acceptable. Once given, approval shall be irrevocable.

8.	COPYRIGHT AND TRADEMARK

8.1	All ownership of copyrights and trademarks in Articles republished hereunder, as well as all artwork, packaging, copy, literary text, advertising material of any sort other than in the product of the localization development carried out by TRE, shall be in such names and all such items shall bear copyright and trademark notices and any other legal notice as TMA may reasonably direct.

8.2	TRE shall furnish all applicable notices and markings as appropriate and as otherwise required by local governments within the Territory.

9.	RESERVATION OF RIGHTS

9.1	Subject to TMA’s ownership of the rights to the Articles as set forth above, TRE shall own all right, title and interest and intellectual property rights (except TMA’s trademarks as set forth in Clause 9.2), including without limitation all copyrights, in the Localized Versions. It being understood and agreed that TRE may not make any use whatsoever of the Localized Versions, including without limitation the production, marketing and distribution of such Localized Versions after the expiration or termination of this Agreement unless otherwise specifically provided herein. After the expiration or termination of this Agreement all rights, title, interest, intellectual property rights and copyrights in the Localized Versions shall remain TRE’s property. TRE may grant TMA the right to use all rights, titles, interest, intellectual property rights and copyrights in the Localized Versions under license agreement.

9.2	TRE acknowledges that the right to republish as granted herein, does not include any right, title, or interest in or to the Proprietary Subject Matter nor to any copyrights, patents, and/or trademarks therein or associated therewith other than any copyright in the product of the localization development carried out by TRE.

9.3	TRE acknowledges that this Agreement relates solely to the Proprietary Subject Matter. TRE is not, by virtue of this Agreement acquiring any right whatsoever in any motion picture or television production or other endeavor which is based upon, derivative of, or otherwise related to the Proprietary Subject Matter, including without limitation, remakes, sequels, sound recordings, publications, or copyrights and/or trademarks in the Proprietary Subject Matter.

9.4	With respect to the Proprietary Subject Matter, TMA reserves unto itself and/or its designees the right to manufacture, sell, advertise, promote, display and otherwise exploit software product similar and/or identical to the Articles outside Territory.

10.	UNDERTAKINGS BY TMA

10.1	TMA shall prepare, compile, maintain and update the master disks and related documentation at its own cost to enable TRE to satisfactorily develop Localized Language Versions and to market, distribute, sell and/or otherwise support the Articles in accordance with the terms of this Agreement and to provide TRE with such documentation or sufficient access thereto or to the appropriately qualified personnel for such purposes.

10.2	TMA shall satisfactorily resolve any defect in the Article and for such purpose shall forthwith take all such action and/or make available all such facilities to rectify the defect. This only extends to operation on systems as used in the USA. Any factors unique to other nations are the responsibility of TRE to adjust or compensate for.

10.3	TMA shall provide TRE at mutually agreed intervals or at such reasonable times or at the request of TRE with information concerning Articles, enhancements, current developments, support and any changes relating to ultimate users, customers and activities of competitors and such other matters and information in any way relating to the constructive performance of this Agreement.

10.4	TMA warrants to TRE that each gold master disk of the Articles issued to TRE upon execution hereof or from time to time hereafter shall be free from such faults, defects, “bugs” or inadequacies as would restrict TRE from marketing and/or supporting the Articles.

10.5	TMA agrees that within a period of five (5) working days from notification of the same and in any other case, as soon as possible, to rectify or replace free of charge a Master Disk of an Article found faulty, defective or inadequate, upon receipt of TRE, and shall forthwith replace each such Master Disk of the Article with one incorporating appropriate corrections.

11.	MUTUAL UNDERTAKINGS OF TMA AND TRE

It is mutually understood and agreed that neither TMA nor TRE shall incur any liability on behalf of the other or in any way to pledge to the others credit or accept any order or make any contract binding upon the other without obtaining prior written consent and that nothing in this Agreement should be interpreted as creating a partnership between the parties.

12.	UNDERTAKINGS BY TRE

12.1	TRE agrees to use its reasonable endeavors and optimum abilities in its endeavors to republish, manufacture, market, distribute and sell copies of the Localized Versions or Articles and generally market the Localized Versions or Articles in a form which at least meets the same standards of quality as that established by TMA in the original TMA released product.

12.2	TRE agrees to use its reasonable endeavors to support the Localized Versions or Articles in good operational order to such standards of quality as are generally accepted throughout the PC software application industry for applications of similar nature and quality to the Articles.

12.3	TRE agrees not to market or deal with the Localized Versions or Articles in any way with any party so as to bring the Article or its name nor TMA’s name into disrepute or in which would otherwise affect the marketability of the Article.

12.4	TRE agrees to use its reasonable endeavors to republish, manufacture, distribute and sell the localized Versions or Articles throughout the Territory provided always that, in the exercise of TRE’s reasonable judgment, it makes good commercial sense to do so; specifically, it shall:

(a)	Republish, manufacture, distribute and sell Localized Versions or Articles in such price and quality brackets as are required to meet competition by reputable manufacturers of similar articles;
(b)	Make and maintain adequate arrangements for the distribution of the Localized Versions or Articles throughout the Territory;
(c)	Will not knowingly deliver or sell Localized Versions or Articles outside the Territory.

13.	LIABILITY

TMA shall not be liable to TRE or any other person for loss or damage arising directly in connection with any adaptation to the Articles developed by TRE or any modification, variation, enhancement or upgrade thereof, and any documentation, manual or training relating specifically thereof.

14.	COPYRIGHT

TMA agrees to protect and save harmless and defend TRE, at TMA’s own expense, (i) from and against any and all claims of infringement of copyrights, patents, trademarks, industrial designs or other property rights issued under the laws of any country affecting the Article; (ii) from and against any and all claims of infringement of copyrights, patents, trademarks, industrial designs or other property rights held by third parties.

15.	CONFIDENTIAL INFORMATION

15.1	The parties have imparted and may from time to time impart to the other certain confidential information relating to the Articles, successor Articles or other software, marketing or support thereof including specifications and copyright manual thereof.

15.2	Each party hereby agrees that it will use such confidential information solely for the purposes of this Agreement and that it shall not disclose, whether directly or indirectly, to any third party such information other than as required to carry out the purposes of this Agreement.

16.	EXPIRATION OR TERMINATION OF AGREEMENT

16.1	TMA may terminate this Agreement with immediate effect by registered mail notice in any of the following circumstances:

(a)	TRE defaults in due and punctual payment of any amount due to TMA pursuant to this Agreement for more than thirty (30) days after written notice of summons to pay from TMA;
(b)	TRE is in breach of any other provision contained in this Agreement and such breach has not been remedied within thirty (30) days from TMA written notice;
(c)	TRE is declared bankrupt or put under receivership;
(d)	TRE or any of its employees deliberately make false statements in reports.
(e)	If employees, officers or directors of TRE commit or are under formal investigation for allegedly having committed criminal acts or other acts of moral turpitude which could damage TMA’s reputation.

16.2	TRE may terminate this Agreement with immediate effect by registered mail notice in any of the following circumstances:

(a)	TMA is in breach of any other provision contained in this Agreement and such breach has not been remedied within thirty (30) days from TRE written notice; especially for the breach of TMA’s obligation to license all the rights to TRE;
(b)	TMA is declared bankrupt or put under receivership;
(c)	If any dispute arises between any of the persons directly or indirectly interested in the management or shareholdership of TMA’s business which affects the business relationship between TRE and TMA;
(d)	If employees, officers or directors of TMA commit or are under formal investigation for allegedly having committed criminal acts or other acts of moral turpitude which could damage TRE’s reputation.

16.3	In the event TMA commits a material breach of this Agreement, TMA shall reimburse TRE (i) 50% of the Localization costs expended to date of termination on “Articles” currently under development; (ii) 100% of the advance payment if termination date is within the Term of this Agreement.

The remedies set out in this section 16.3 are in addition to and not instead of remedies provided by law.

16.4	In the event TRE does not commence the distribution or the sale of one licensed Article or one licensed format within the Territory twelve (12) months after the delivery of the gold master disk, TRE grants TMA the right to republish, manufacture, market, distribute, and sell the Article or the format that TRE failed to distribute in the Territory within the period mentioned above.

17.	TERMINATION PROVISIONS

17.1	Upon the expiration or earlier termination of the Term, TRE shall immediately cease any further manufacture of any Localized Version or Article. TRE agrees at its own expense to deliver to TMA or to Licensor’s designee each gold master disk and other materials supplied by TMA hereunder. In the event that TMA shall elect not to take possession as aforesaid TRE shall destroy each gold master disk and the other materials and shall also furnish to TMA a statement of that fact signed by a principal officer of TRE.

17.2	TRE shall have the non-exclusive right to sell off (but not to rent) stocks for the Localized Versions or Articles manufactured during the Term for a period of twelve (12) months after the expiration of the Term. Within 30 days after the end of such sell-off period TRE shall deliver to TMA a final statement as provided under Clause 4.3 above and a complete inventory of Localized Versions or Articles then remaining unsold and all such stocks shall thereupon be destroyed by TRE. All Localized Versions or Articles manufactured hereunder and not contained in TRE’s said inventory shall be deemed for all purposes to have been sold by TRE and TMA shall be entitled to Royalties hereon as herein provided. TRE shall have the right to manufacture Localized Versions or Articles during the sell-off period provided that TRE agrees that it will not manufacture or cause to be manufactured in the last three (3) months of the sell-off period a number of Localized Versions or Articles greater than was manufactured in the preceding three (3) months period without TMA’s prior written consent.

17.3	Upon termination of this Agreement TMA shall be entitled to the return of any materials supplied by TMA in the possession of TRE at the date of such termination, together with all Derivatives.

18.	WARRANTIES:

18.1	TMA represents, warrants and covenants to TRE as follows:

(a)	TMA has the full right and legal authority to enter into and fully perform this Agreement in accordance with its terms;

(b)	TMA is fully able to grant TRE the rights it grants herein and represents that these rights are granted free and clear of any and all claims and encumbrances and that the exercise by TRE of such rights will not infringe the rights of any third party;
(c)	TMA declares that it is authorized to grant the rights of use concerning the Articles of this Agreement and which are the subject of this Agreement and it vouches for the TRE’s right to the same.
(d)	TMA guarantees that referring to the production, utilization and exploitation of the Articles, all rights of manufacture and use required for the exploitation of the Articles as contemplated in this Agreement and attached Addendum have been duly acquired and do not infringe upon any personal or other rights of software utilization by a third party. TMA must hold TRE harmless in this matter from and against claims made by third parties related to third parties holding rights on such Articles.
(e)	For the avoidance of doubt all rights wholly controlled by TMA shall be licensed to TRE for use in accordance with this Agreement without charge.
(f)	TMA declares and warrants that the rights hereby granted have neither been granted in whole nor in part to a third party, that a third party neither has the right to exercise them nor has been entrusted with the care of such rights and that TMA will not seek to exploit such rights itself. TMA indemnifies TRE as well as any other party who may obtain the rights granted in this Agreement from claims of a third party, which may be imposed in connection with the utilization of rights granted in this Agreement.
(g)	This Agreement when executed and delivered by TMA and TRE will be legal, valid and binding obligations enforceable against TMA in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally;
(h)	The execution, delivery and performances of this Agreement by TMA does not and will not violate or cause a breach of any other agreements or obligations to which it is a party or by which it is bound, and no approval or other action by any governmental authority or agency is required in connection herewith;
(i)	Each of the foregoing representations, warranties and covenants shall be true at all times. TMA acknowledges that each of such representations, warranties and covenants are deemed to be material and have been relied upon by TRE notwithstanding any investigation made by TRE;
(j)	TMA has not entered and will not enter into any agreement, commitment or other arrangement which affects or diminishes any of the rights herein granted to TRE.
(k)	The TMA gold master disks will be free from faults, bugs or other defects and capable of performing in accordance with the requirements imposed on developers of games for all formats granted to TRE and, to the extent that TRE is granted the relevant rights.
(l)	There is no litigation and TMA is not aware of any pending or threatened litigation in respect of the Articles.

18.2	TRE represents, warrants and covenants to TMA as follows:

(a)	TRE has the full right and legal authority to enter into and fully perform this Agreement in accordance with its terms;

(b)	This Agreement when executed and delivered by TRE and TMA will be legal, valid and binding obligations enforceable against TRE in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally;

(c)	The execution, delivery and performances of this Agreement by TRE does not and will not violate or cause a breach of any other agreements or obligations to which it is a party or by which it is bound, and no approval or other action by any governmental authority or agency is required in connection herewith;

(d)	Each of the foregoing representations, warranties and covenants shall be true at all times. TRE acknowledges that each of such representations, warranties and covenants are deemed to be material and have been relied upon by TMA notwithstanding any investigation made by TMA;

(e)	TRE is not entitled to transfer sub-license or assign any rights granted in this Agreement to a third party without TMA’s prior written consent (such consent not to be unreasonably withheld).

19.	SUCCESSORS AND ASSIGNS:

Neither party shall assign its rights and/or obligations under this Agreement without the prior written approval of the other party (such approval not to be unreasonably withheld). This Agreement and all of the terms and provisions hereof will be binding upon, and will inure to the benefit of, the parties hereto, and their respective successors and approved assigns.

20.	MISCELLANEOUS:

(a)	Each of the individuals executing this Agreement certifies that he or she is duly authorized to do so.

(b)	The rights and remedies set forth herein are intended to be cumulative, and the exercise of any one right or remedy by either party shall not preclude or waive its exercise of any other right or remedies hereunder or pursuant to law.

(c)	This Agreement may be executed in counterparts.

21.	FORCE MAJEURE

TRE shall be under no liability to TMA in any way whatsoever for destruction, damage, delay or any other matters of the nature whatsoever arising out of war, rebellion, civil commotion, strikes, lock-outs and individual disputes, fires, explosion, earthquake, act of God, flood, drought or bad weather, the unavailability of deliverables or supplies or requisitioning or other constituted body that could not have been reasonably foreseen by a reasonably prudent business officer in the Territory. At any time following ninety (90) days after commencement of a force majeure event, either may elect to terminate the term of this Agreement pursuant to Clause 16.6.

22.	NOTICES

Any notice required or permitted under the terms of this Agreement or required by statute, law or regulation shall (unless otherwise provided) be in writing and shall be delivered in person, sent by registered mail or by DHL or Federal Express, properly posted and fully pre-paid in an envelope properly addressed to the address set out at the head of this Agreement or to such other address as may from time to time be designated by notice hereunder. Any such notice shall be in English language and shall be considered to have been given at the time when actually delivered, or any event within fourteen (14) days after it was mailed in the manner as herein provided.

23.	AGREEMENT

This Agreement supersedes any arrangements, understandings, promises or agreements made or existing between the parties hereto prior to or simultaneously with this Agreement and constitutes the entire understanding between the parties hereto. Except as otherwise provided herein, no addition, amendment to or modification of this Agreement shall be effective unless it is in writing and signed by and on behalf of both.

24.	HEADINGS

The headings of the paragraphs of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

25.	SEVERABILITY

In the event that any of these terms, conditions or provisions shall be determined invalid, unlawful or unenforceable to any extent such term, condition, or provision shall be severed from the remaining terms, conditions and provisions which shall continue to be valid to the fullest extent permitted by law.

26.	LAW AND JURISDICTION:

26.1	This Agreement is governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg.

26.2	Any dispute arising in connection with the conclusion, the validity, the interpretation or the performance of this Agreement shall be under the exclusive jurisdiction of the Courts of Luxembourg, Grand Duchy of Luxembourg.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed the day and year as herein set forth as the effectivity date.

TDK Mediactive, Incorporated	TDK Recording Media Europe S.A.

Vincent Bitetti C.E.O.	Toru Ide President

FIRST SCHEDULE: ARTICLES

Titles of the Articles and Platform referred to in the Agreement as set forth herein below made a part of and incorporated into the Agreement as follows:

TITLES:	PLATFORM:
Shrek: Swamp Kart Speedway	Game Boy Advance
Robotech: Macross Saga	Game Boy Advance
Shrek: Hassle at the Castle	Game Boy Advance
Muppets : On with the show	Game boy Advance

Robotech: BattleCry	Xbox
Shrek: Super Party	Xbox

Robotech: BattleCry	PlayStation 2
Shrek : Super Party	PlayStation 2

Robotech: BattleCry	Game Cube
Shrek: Super Party	Game Cube
Shrek : Extra Large	Game Cube
Casper : Spirit Dimentions	Game Cube

Shrek : Treasure Hunt	PlayStation 1
Land Before Time : Big Water Adventure	PlayStation 1

SECOND SCHEDULE: TERRITORY

TMA authorizes the Localized Versions or Articles to be distributed for sale by TRE in the following countries, which constitute the Territory as referred to herein and is incorporated into and made part of the Agreement;

Territory

1) All EU nations:

Austria	Greece
Belgium	Republic of Ireland
Denmark	Italy
Finland	The Netherlands
France	Portugal
Germany	Spain
Grand-Duchy of Luxembourg	Sweden
United Kingdom

2) Non EU nations:

Andorra	Israel	Norway
Switzerland	Cyprus	Iceland
Malta	Czech Republic	Hungary
Poland	Slovakia	Turkey

3) Former Soviet Union Territory

3) Spanish speaking Latin American nations:

Argentina	Ecuador	Paraguay
Bolivia	El Salvador	Peru
Chile	Guatemala	Puerto Rico
Colombia	Honduras	Trinidad & Tobago
Costa Rica		Uruguay
Cuba	Nicaragua	Venezuela
Dominican Republic	Panama

4) Pacific Ocean nations:

American Samoa	New Zealand
Australia	Niue
Cook Islands	Norfolk Island
Federated States of Micronesia	Northern Mariana Islands
Fiji	Palau
French Polynesia	Papua New Guinea

Guam	Solomon Islands
Howland, Baker & Jarvis Islands	Tokelau
Kiribati	Tonga
Line Island	Torres Strait Islands
Marshall Islands	Tuvalu
Nauru	Vanuatu
New Caledonia	Wake Island
Wallis-et-Futuna
Western Samoa

THIRD SCHEDULE: GOLD MASTER DISK & TECHNICAL INFORMATION